Exhibit 5.2

November 19, 2021

SharpLink Gaming Ltd.

333 North Washington Avenue, Suite 104

Minneapolis, MN 55401

Ladies and Gentlemen:

We have acted as counsel to SharpLink Gaming Ltd., a company organized under the laws of the state of Israel (the “Company”), in connection with the preparation and filing by the Company of a prospectus supplement dated November 17, 2021 (the “Prospectus Supplement”), which supplements a Registration Statement on Form F-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and effective on May 12, 2020 (the “Registration Statement”), including the prospectus dated May 12, 2020, included therein (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of 1,413,075 ordinary shares of the Company and Prefunded Warrants (as described in the Prospectus Supplement) to purchase 1,253,592 ordinary shares of the Company.

The Shares and Prefunded Warrants are to be issued pursuant to the Prospectus and the Securities Purchase Agreement dated November 16, 2021, by and among the Company and the purchaser named therein (the “Agreement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that the Prefunded Warrants, when issued and delivered by the Company, will constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 6-K filed by the Company on the date hereof and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

FREDRIKSON & BYRON, P.A.

By:	/s/ Christopher J. Melsha
Vice President